Exhibit 21

KAMAN CORPORATION

SUBSIDIARIES

Following is a list of the Corporation’s subsidiaries, each of which, unless otherwise indicated, is wholly owned by the Corporation either directly or through another subsidiary. Second-tier subsidiaries are listed under the name of the parent subsidiary.

Name	State of Incorporation

Registrant: KAMAN CORPORATION	Connecticut

Subsidiaries:

Kaman Aerospace Group, Inc.	Connecticut

Kaman Aerospace Corporation	Delaware

K-MAX Corporation	Connecticut

Kaman Aerospace International Corporation	Connecticut

Kaman X Corporation	Connecticut

Kamatics Corporation	Connecticut

Kaman PlasticFab Group, Inc.	Delaware

Plastic Fabricating Company, Inc.	Delaware

Kaman Dayron, Inc.	Florida

RWG Frankenjura-Industrie Flugwerklager GmbH	Germany

Kaman Industrial Technologies Corporation	Connecticut

Kaman Industrial Technologies, Ltd.	Canada

Delamac de Mexico, S.A. de C.V.	Mexico

Kaman Music Corporation (sold to Fender Musical Instruments Corporation on December 31, 2007)	Connecticut

KMI Europe, Inc.	Delaware

B & J Music Ltd.	Canada

Genz Benz Enclosures, Inc.	Arizona

Musicorp, LLC	Delaware